Exhibit 10.5

A.J. SMITH FEDERAL SAVINGS BANK

EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

A.J. SMITH FEDERAL SAVINGS BANK

EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

The A. J. Smith Federal Savings Bank Executives and Directors Deferred Compensation Plan was established effective July I, 1995, for the Executive Employees and members of the Board of Directors of A.J. Smith Federal Savings Bank. The purpose of the Plan is to permit Executive Employees and Directors to contribute a portion of their Compensation on a pretax basis toward retirement benefits, enhance the overall effectiveness of the A.J. Smith Federal Savings Bank executive compensation program and to attract, retain and motivate such individuals.

Accordingly, A.J. Smith Federal Savings Bank hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE 1

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1                               “Account” or “Accounts” means the account or accounts maintained under the Plan by the Bank in the Participant’s name, including the Participant’s Compensation Deferral Account.

1.2                               “Bank” means A.J. Smith Federal Savings Bank, or, to the extent provided in Section 6.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Bank, or a transfer or sale of substantially all of the assets of the Bank.

1.3                               “Base Salary” means a Participant’s annual base salary rate for the Plan Year, as specified by the Bank prior to each Plan Year.

1.4                               “Board” means the Board of Directors of the Bank.

1.5                               “Bonus” means the additional cash remuneration payable to a Participant annually pursuant to the Bank’s performance compensation program or any other plan, program or arrangement under which the Bank pays an amount of cash remuneration to a Participant above such Participant’s Base Salary.

1.6                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.7                               “Compensation” means a Participant’s Base Salary, Bonus, or Director’s Fees payable in any calendar year. Compensation deferrals elected under this Plan shall not affect the determination of compensation or earnings for purposes of any other plan, policy or program maintained by the Bank, except the Qualified Savings Plan.

1.8                               “Compensation Deferral Account” means the account or accounts maintained under the Plan by the Bank in the Participant’s name to which the Participant’s compensation

Deferral Contributions are credited in accordance with the Plan.

1.9                               “Compensation Deferral Contribution” means the amount of Compensation a Participant elects to defer under Section 2.1 of the Plan.

1.10                        “Director” means an individual who is a member of the Board.

1.11                        “Director’s Fees” means the annual and periodic fees paid to the Director by the Bank for service on the Board.

1.12                        “Employment Termination” means the date of (i) an Executive Employee’s termination of employment with the Bank; or (ii) a Director’s termination of service on the Board, and shall include such termination for any reason, unless expressly indicated otherwise.

1.13                        “Executive Employee” means each executive employee of the Bank designated as an Executive Employee by the Chief Executive Officer and approved by the Board.

1.14                        “Participant” means an Executive Employee of the Bank who is eligible for participation pursuant to Section 1.13 or a Director who has completed the election and enrollment forms provided by the Bank.

1.15                        “Plan” means the A J. Smith Federal Savings Bank Executives and Directors Deferred Compensation Plan, as set forth herein and as hereinafter amended from time to time. This Plan is intended to be an excess benefit plan within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to the extent of the benefits provided hereunder which are described in said Section 3(36), and to be an unfounded plan of deferred compensation described in Section 201(2) of ERISA.

1.16                        “Plan Year” means the calendar year, which is the Bank’s fiscal year; except that, the period from the July 1, 1995 effective date of the Plan to December 31, 1995, shall be a short Plan Year.

1.17                        “Qualified Savings Plan” means the A.J. Smith Federal Savings Bank Employee Savings Plan, as amended from time to time, and each successor or replacement.

1.18                        Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only and are not be construed so as to alter the terms hereof.

ARTICLE II

COMPENSATION DEFERRAL CONTRIBUTIONS

2.1                               Compensation Deferral Elections.  Any Executive Employee or Director may elect to become a Participant under the Plan by completing the election form provided by the Bank.  A Participant may elect to defer annually the receipt of a portion of the Compensation otherwise payable to him by the Bank in any Plan Year. The amount of Compensation deferred by a Participant shall be a fixed amount or percentage of such Compensation, but shall not exceed: (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s Annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.

The election by which a Participant elects to defer Compensation as provided in this Plan shall be in writing, signed by the Participant, and delivered to the Bank prior to January 1 of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant; except that:

(a)                                 in the year in which the Plan is initially implemented, a Participant may make an election to defer Compensation for services to be performed subsequent to the election and within 30 days after the Plan is effective; and

(b)                                 in the year in which a Participant first becomes eligible to participate in the Plan, such Participant may make an election to defer Compensation for services to be performed within 30 days after the date he becomes eligible.

Any deferral election made by the Participant shall be irrevocable with respect to the Compensation covered by such election.

2.2                               Investment of Participants ‘Accounts.  All Compensation Deferral Contributions shall be credited to a Participant’s Account as of the last day of the month during which the Compensation amounts would have been paid to the Participant, if not deferred.  All amounts credited to a Participant’s Account shall be credited with interest monthly, at a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal on the first day of the month, until the Account has been fully distributed to the Participant (or the Participant’s beneficiary); provided that, if Participant’s Accounts are held or maintained by the Bank in a grantor trust, in accordance with Section 6.12, Participant’s Accounts shall be credited with interest at a rate equal to that earned by the investments of such trust. The Bank shall provide each Participant with a written statement of his Accounts at least annually.

2.3                               Vesting of Participants’ Accounts.  A Participant shall be fully vested in the amount in his Compensation Deferral Account at all times.

2.4                               Cessation of Deferrals.  All Compensation Deferral Contributions shall cease upon a Participant’s Employment termination.

ARTICLE III

DISTRIBUTION OF PARTICIPANTS’ ACCOUNTS

3.1                               Distribution of Participants’ Accounts.  Upon a Participant’s Employment Termination, the Participant’s Compensation Deferral Accounts shall be distributed to the Participant, in accordance with Section 3.2 and 3.3 below. All distributions shall be made in cash.

3.2                               Form of Distribution.  Each Participant shall elect the form and timing of the distribution of his Accounts, at the time the Participant elects Compensation Deferral Contributions under Section 2.1 above. The Participant may elect to have his Accounts distributed as follows:

(a)                                 in a lump sum distribution; or

(b)                                 in substantially equal monthly installment payments over a fixed period of 5, 10, or 15 years.

Notwithstanding the foregoing, if the value of the Participants’ Accounts is less than $5,000 at any time after the Participant’s Employment Termination, such Accounts shall be distributed to the Participant (or the Participant’s beneficiary) in a single lump sum, as soon as practicable. If the Participant fails to elect a form or period of distribution, the Participant’s Accounts will be paid in a manner selected by the Bank.

3.3                               Commencement of Distribution.  Each Participant shall elect, at the time of his election, to make Compensation Deferral Contributions, the commencement date for distribution of such Contributions, as one of the following dates: (i) within 60 days after the Participant’s Employment Termination; (ii) on the January 1 next following the Participant’s Employment Termination; or (iii) on a date that is a specified number of years after the Participant’s Employment Termination, but not later than the earlier of (A) ten years after the Participant’s Employment Termination, or (B) the date the Participant attains age 70 years.

3.4                               Distribution Due to Death.  If a Participant dies before complete distribution of his Accounts, any remaining amount in the Participant’s Accounts shall be distributed in a single lump sum payment to the beneficiary or beneficiaries designated by the Participant in a writing delivered to the Corporation. If a Participant has not designated a beneficiary under the Plan, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this Section shall be distributed to those persons or entities entitled to receive distributions of the Participant’s accounts under the Qualified Savings Plan.

3.5                               Changes in Distribution Election.  The Bank may permit a Participant to change his election as to the form, period or commencement of distribution of his Accounts. A Participant may request such change by writing filed with the Bank. In the event a Participant changes his election as to form, period or commencement of distribution within 18 months prior to his Employment Termination for a reason other than death or disability, the amount distributable from such Participant’s Accounts will be reduced by 10 percent. This reduction will be forfeited. This reduction is intended to discourage Participants from changing their elections as to distribution and prevent Participants from being deemed in constructive receipt of their Accounts upon their Employment Termination.

3.6                               Hardship Distribution.  A Participant may request, by writing filed with the Bank, that a distribution be made to him of all or part of the amount then credited to his Accounts on account of a severe financial hardship. The Bank will approve such a distribution to the Participant only in the event of an unforeseeable emergency. An “unforeseeable emergency” is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in sever financial hardship to such Participant if early withdrawal were not permitted. An unforeseeable emergency that results in severe financial hardship is an unexpected illness or accident of the Participant or a dependent, loss of a Participant’s property due to casualty, or other similar, extraordinary, unforeseeable circumstances beyond the control of the Participant. The severe financial hardship may not be relieved by an early distribution under this Plan to the extent it might otherwise be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of a Participant’s assets, or by cessation of Compensation deferrals under the Plan. Any hardship distribution under this Section will be limited to the amount necessary to meet the emergency.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1                               Administration by the Bank.  The Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

4.2                               Powers and Duties of Bank.  The Bank shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Bank shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons. Any such determination by the Bank shall be conclusive and binding on all persons. The regularly kept records of the Bank shall be conclusive and binding upon all persons with respect to a Participant’s date and length of employment, time and amount of compensation and the manner of payment thereof, type and length of any absence from work, applicable interest rate, and all other matters contained therein relating to Participants. To the extent not inconsistent with this Plan, all terms and provision set forth in the Qualified Savings Plan with respect to the administrative powers and duties of the Bank, expenses of administration, and procedures for filing claims, also shall be applicable with respect to this Plan.

ARTICLE V

AMENDMENT OR TERMINATION

5.1                               Amendment or Termination.  The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan. Any such amendment or termination shall be made pursuant to a written resolution of the Board and shall be effective as of the date of such resolution. The Bank specifically reserves the right to amend the credited rate of interest provided for in Section 2.2; provided that, any such change will not reduce the amount of interest credited to a Participant’s Account prior to, or otherwise reduce the amount in Participant’s Account as of the effective date of the amendment.

5.2                               Effect of Amendment or Termination.  No amendment or termination of the Plan shall divest any Participant or beneficiary of the amount in the Participant’s Accounts, or of any rights to which the Participant would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment or termination. Upon termination of the Plan, distribution of Participants’ Accounts shall be made to Participants or their beneficiaries in the manner elected by such Participants, unless the Bank determines to distribute all Accounts in lump sums.  No Compensation Deferral Contributions shall be permitted after termination of the Plan.

ARTICLE VI

GENERAL PROVISIONS

6.1                               Participants’ Rights Unsecured.  Except as set forth in Section 6.12, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Bank for payment of any benefits hereunder. The right of a Participant or the Participant’s beneficiary to receive a distribution of the Participant’s Accounts hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Bank.

6.2                               Adverse Determination.  Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction, which determination is not appealable or the time for appeal or protest of which has expired that the participants or any particular participant is subject to federal income taxation on his accounts hereunder prior to the distribution to the Participant or Participants of such Accounts, each Participant shall be paid the portion of his Accounts includible in such Participant’s federal gross income. This provision shall also apply to any beneficiary of a Participant.

6.3                               No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder. No Participant or other person shall have any right to receive a benefit or a distribution of Accounts under the plan except in accordance with the terms of the Plan.

6.4                               No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be restrained in the service of the Bank.

6.5                               Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

6.6                               Applicable Law.  The Plan shall be construed and administered under the laws of the State of Illinois except to the extent preempted by federal law.

6.7                               Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan therefore.

6.8                               Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank, or by the merger or consolidation of the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Section 5.2.

6.9                               Unclaimed Benefit.  Each participant or beneficiary shall keep the Bank of his or her current address. The Banks shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Bank within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three year period. If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a Participant, the Bank is unable to locate any beneficiary of the Participant, then the Bank shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.

6.10                        Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, none of the Bank nor any individual acting as an employee or agent of the Bank shall be liable to any Participant, former Participant or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.11                        Claims Procedure.  In the event that a Participant’s claim for benefits under the plan is denied in whole or in part by the Bank, the Bank will notify the Participant (or beneficiary) of the denial. Such notification will be made in writing, within 90 days of the date the claim is received by the Bank. The notification will include: (i) the specific reasons for the denial; (ii) specific reference to the Plan provisions upon which the denial is based; (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the applicable review procedures.

The Participant (or beneficiary) has 60 days from the date he receives notice of a claim denial to file a written request for review of the denial with the Bank. The Bank will review the claim denial and inform the Participant (or beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Bank.  This decision will be final.

6.12                        Trust Agreement.  The Bank may enter into a trust agreement under which the Bank agrees to contribute to a trust for the purpose of accumulating asserts to assist the Bank in fulfilling its obligation to Participants hereunder. Such trust agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Bank in the event of insolvency.